UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2016

SPIRAL ENERGY TECH., INC.
(Exact name of registrant as specified in its charter)

Nevada	333-183360	27-1085858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5510 Merrick Road
Massapequa, New York 11758
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (516) 659-7558

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On December 16, 2015, Spiral Energy Tech., Inc. (the “Company”) received a subscription for 2,500,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”) for $100,000 from one institutional investor (the “Investor”). The funds are intended to be used for operating expenses and working capital purposes.

As of December 31, 2015, the Company failed in its unconditional obligation to issue the shares. On February 12, 2016, the subscription was rescinded by agreement between the Company and the Investor and the $100,000 deposit was considered by the Company as a short term non-interest bearing loan (the “Loan”). On February 16, 2016, the Company and the Investor commenced discussions to restructure the investment in connection with a recapitalization of the Company and the Investor agreed: (A) to exchange 1,342,100 shares of Common Stock beneficially owned or purchased by the investor for 1.1 million shares of Series A Preferred Stock of the Company; (B) to extinguish the $100,000 Loan for 400,000 shares of Series B-2 Preferred Stock ($0.25 per share) of the Company; and (C) subscribe for $50,000 of additional Series B-2 Preferred Stock ($0.25 per share) in a private placement from the Company, in each case upon filing of the Certificate of Designation therefor and completion of the recapitalization expected to occur on or prior to February 29, 2016.

No underwriting discounts or commissions have been or will be paid in connection with the sale of such Preferred Stock. The issuance of the Preferred Stock is exempt from the registration requirements from the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and Rule 506(b) of Regulation D thereof. The Company has not engaged in general solicitation or advertising with regard to the issuance and sale of the Preferred Stock and has not offered securities to the public in connection with such issuance and sale.

Item 3.02                      Unregistered Sales of Equity Securities

The information included in Item 1.01 is incorporated by reference into this Item 3.02.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 17, 2016, pursuant to Article 3.03 of our Articles of Incorporation, our Board of Directors voted to designate a class of preferred stock entitled Series A Preferred Stock, consisting of up to five million (5,000,000) shares, par value $0.0001.  With respect to rights on liquidation, winding up and dissolution, the Series A Preferred Stock ranks pari passu to the class of common stock. Shares of Series A Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose. Shares of Series A Preferred Stock are convertible, at the option of the holder, into shares of our common stock on a one (1) for one (1) basis, subject to a limitation that the Company shall not effect any conversion of any preferred shares held by a holder to the extent that such holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock following the conversion.  A holder may increase this limitation to 9.99% upon 60 days written notice to the Company.  All outstanding shares of Series A Preferred Stock shall be automatically converted to shares of common stock thirty (30) days after the closing of a contemplated acquisition and a minimum private offering of our Series B-2 Preferred Stock.  Holders of Series A Preferred Stock have the right to vote as-if-converted to common stock all matters submitted to a vote of holders of the Company’s common stock.

The rights of the holders of Series A Preferred Stock are defined in the relevant Certificate of Designation filed with the Nevada Secretary of State, which is attached hereto as Exhibit 3.1, and is incorporated by reference herein.

Also on February 17, 2016 and pursuant to Article 3.03 of our Articles of Incorporation, our Board of Directors voted to designate a class of preferred stock entitled Series B-2 Preferred Stock, consisting of up to six million (6,000,000) shares, par value $0.0001, with a stated value of $0.25 per share.  With respect to rights on liquidation, winding up and dissolution, holders of Series B-2 Preferred Stock will be paid in cash in full, before any distribution is made to any holder of common or other classes of capital stock, an amount of $0.25 per share. Shares of Series B-2 Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose. Shares of Series B-2 Preferred Stock are convertible, at the option of the holder, into shares of our common stock on a one (1) for one (1) basis.  Holders of Series B-2 Preferred Stock have the right to vote as-if-converted to common stock all matters submitted to a vote of holders of the Company’s common stock.

The rights of the holders of Series B-2 Preferred Stock are defined in the relevant Certificate of Designation filed with the Nevada Secretary of State, which is attached hereto as Exhibit 3.2, and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
3.1	Certificate of Designation for Series A Preferred Stock*
3.2	Certificate of Designation for Series B-2 Preferred Stock*
10.01	Form of Exchange Agreement for Series A Preferred Stock *
10.02	Form of Subscription Agreement for Series B-2 Preferred Stock*

*Incorporated by reference to Form 8-K/A filed February 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spiral Energy Tech., Inc.
Dated: February 17, 2016	/s/ Elliot Maza
Elliot Maza
Chief Executive Officer